Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 27, 2018, relating to the consolidated financial statements, of Celsion Corporation appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

Princeton, New Jersey

May 18, 2018